Exhibit 10.8

AMENDMENT NO. 1

TO MANAGING DIRECTOR AGREEMENT

This Amendment No. 1 to Managing Director Agreement (the “Amendment”) is made as of January     , 2005 by and between BearingPoint, Inc., a Delaware corporation (“BearingPoint”), and              (“Employee” or “you”).

Summary of Agreement

Employee and BearingPoint are parties to a Managing Director Agreement that governs the terms of Employee’s employment by BearingPoint.

It is expected that BearingPoint may hire as a full-time, non-interim Chief Executive Officer a person other than the current CEO Rod McGeary (a “New CEO”). BearingPoint recognizes that such a possibility can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. BearingPoint has determined that it is in its best interests to provide Employee with certain benefits in the event that BearingPoint terminates Employee’s employment without Good Cause following the appointment of a New CEO. Such benefits are intended to provide Employee with encouragement to remain with BearingPoint, notwithstanding the possibility of such a termination of employment.

NOW THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Severance and other Benefits. Upon the occurrence of a Triggering Event (as defined below),

(a)	The sentence in Section 6(a) of Employee’s Managing Director Agreement that reads as follows:

BearingPoint will also pay you for any earned and unused personal days and an additional amount of severance pay which, when added to your personal days payment (if any), totals 6 months pay at your then current base salary.

shall be deleted and amended and restated in its entirety to provide:

BearingPoint will also pay you immediately upon termination in a lump sum cash payment, less appropriate deductions and withholdings, for any earned and unused personal days plus an additional amount of severance pay equal to 12 months pay at your then current base salary and your target incentive compensation pursuant to the terms of the incentive compensation plan then in effect.

(b)	BearingPoint shall continue to make available to you your existing health benefits for the earlier of one year or whenever comparable benefits become available to you from another employer; and

(c)	Any unvested stock options that would have vested between the date of such Triggering Event and the next following anniversary date of the grant of such options will automatically vest. The remainder of your unvested options will terminate in accordance with the terms of the Stock Option Plan.

2.	Definitions. For purposes of this Amendment,

(a)	“Constructive Termination” means the material failure of the Company to comply with its material obligations under this agreement, any material reduction of your responsibilities or authority without your consent, relocation of your principal place of business more than 25 miles from its current location without your consent, or a reduction in compensation without your consent.

(b)	“Good Cause” shall mean any of the following conduct by you:

1)	Embezzlement, misappropriation of corporate funds, or other acts of dishonesty;

2)	Commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor involving moral turpitude;

3)	Material or repeated failure to adhere to BearingPoint’s corporate codes, policies or procedures, and the behavior constituting such failure continues after receipt of notice to cease; provided however that no notice to cease shall be required if such behavior amounts to a violation of law;

4)	A breach or threatened breach of any provision of Sections 1(d), 3 or Exhibit C of your Managing Director Agreement, or a material breach of any other provision of the Managing Director Agreement if the breach is not cured to BearingPoint’s satisfaction within a reasonable period after BearingPoint provides you with notice of the breach (no notice and cure period is required if the breach cannot be cured);

5)	Violation of any statutory, contractual, or common law duty or obligation to BearingPoint, including without limitation, the duty of loyalty; or

6)	Engaging in actions that are intentionally designed to provoke BearingPoint to terminate your employment, and subsequent continuation of the behavior, or similar behavior, after being advised to desist.

(c)	“New CEO” is defined in the preamble to this Amendment.

(d)	A “Triggering Event” shall have occurred if, during the eighteen months after the date of this Amendment:

1)	BearingPoint appoints a New CEO; and

2)	BearingPoint terminates your employment, or your employment is terminated as a result of a Constructive Termination, in either case following, coincident with, or in connection with the appointment of a New CEO, and not for Good Cause.

3. Special Termination Agreement. Notwithstanding the occurrence of a Triggering Event, Employee shall not be entitled to receive the benefits set forth in Section 1 of this Amendment if Employee becomes entitled to receive Severance Compensation as defined in and pursuant to the Special Termination Agreement between BearingPoint and Employee, and in fact you receive such Severance Compensation.

4. Managing Director Agreement. Each of the parties acknowledges that all of the terms of the Managing Director Agreement between Employee and BearingPoint shall remain binding and in full force and effect both (a) before or in the absence of a Triggering Event; and (b) after a Triggering Event, except as expressly provided in Section 1(a) of this Amendment.

5. Entire Agreement. This Amendment constitutes the entire agreement between the parties and supersedes all prior agreements and understandings regarding the subject matter hereof. No further amendment, modification, waiver or discharge of the terms of this Amendment shall be valid unless in writing and duly signed by both parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

BEARINGPOINT, INC.

By:
Name:
Title:

3